Exhibit 10.1

***** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. *****

JOINT MARKETING AND ALLIANCE AGREEMENT

THIS JOINT MARKETING AND ALLIANCE AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2003 (the “Effective Date”), by and among Answerthink, Inc., a Florida corporation, with offices at 1001 Brickell Bay, Suite 3000, Miami, Florida 33131 (“Answerthink”), The Hackett Group, Inc., an Ohio corporation and a wholly-owned subsidiary of Answerthink (“Hackett”), and Accenture LLP, an Illinois general partnership registered as a limited liability partnership, with an office at Suite 1300, 100 Peachtree Street, NE, Atlanta, GA 30303 (“Accenture”).

ARTICLE 1

OVERVIEW

1.1 Background. Answerthink provides the following services to clients: strategy formulation, business case development, business process design, process improvement, systems design and implementation (including, without limitation, package or custom software design and package or custom software implementation), organization design, and organization change (collectively referred to as “Answerthink Services”).

Hackett, a wholly-owned subsidiary of Answerthink, is a developer, marketer, and provider of benchmarking services which measure and evaluate the practices and performance of a business enterprise as compared to other enterprises’ practices and performances (“Hackett Benchmarking Services”) and best practice related published research and executive education (collectively referred to as “Hackett Research and Education Services” and, collectively with Hackett Benchmarking Services, as “Hackett Services”).

Accenture provides services to clients, including, but not limited to, systems design and management, modifications to client’s current business systems and processes, identification of operational strategies, implementation and conversion assistance, organization design and conversion training, outsourcing, designing, developing and providing application software systems, support, installation services and education to clients, and integrating its services and those supplied by other vendors to meet the needs of clients (collectively referred to as “Accenture Services”).

1.2 Purpose. The parties wish to form a joint marketing and alliance relationship (the “Alliance”) in order to increase the value delivered to existing clients and the probability of winning new clients. The parties will attempt to further this purpose through joint marketing, business development, solution delivery and relationship management activities The parties may also, pursuant to a separately negotiated agreement, engage in capability or asset development efforts.

1.3 Scope of Business Development Efforts. The services scope of this alliance is primarily focused on the Answerthink Services and the Hackett Benchmarking Services (collectively, the “Alliance Services”) related to the functional areas listed on Exhibit A (collectively, the “Alliance Functional Areas”). The functional scope of this Alliance shall be limited to Alliance Functional Areas in any industry; provided, however, pursuant to Article 4 hereof, the parties may explore additional functional areas and, from time to time, modify Exhibit A to reflect functional areas added to the scope of the Alliance as agreed by the parties. The initial focus of the parties’ business development efforts will be primarily on the Products, Communications & High Tech, and Resources industries. The Government and Financial Services sectors will be a secondary focus. Initially, the geographic scope of this Alliance will be North America, although the parties intend to expand that geographic scope as opportunities, individual resources and joint plans evolve.

1.4 Expansion of Geographic Scope and Implementation In Other Countries. In order to implement the Alliance on a global scale, the parties plan to enter into local country addenda between their Affiliates in other geographies, as agreed from time-to-time. “Accenture Affiliate” means any entity, whether incorporated or not, that is controlled by, under common control with, or controls Accenture’s ultimate parent company, Accenture Ltd. “Answerthink Affiliate” means any entity, whether incorporated or not, that is controlled by, under common control with, or controls Answerthink. “Control” means the ability, whether directly or indirectly, to direct the affairs of another by means of ownership, contract or otherwise. Specific implementation of this relationship in countries other than the United States may require that Accenture and/or an Accenture Affiliate in the country execute a local country addendum with Answerthink and Hackett and/or an Answerthink Affiliate in such country. The parties intend that such addenda will not modify the terms of this Agreement, except to the extent necessary to reflect local and/or governmental business conditions and legal requirements, and will not relieve the parties of financial responsibility to one another for Alliance activities.

1.5 Nature of Relationship. Nothing in this Agreement or any related documents is intended to, or shall be deemed to create a corporation, partnership, joint venture, or other legal entity of any kind or for any purpose as between the parties. Neither party shall have any authority to, or shall attempt to, bind or commit the other party for any purpose without the express written consent of the other.

1.6 Other Opportunities. Answerthink and Hackett will not enter into an alliance or joint proposal with any competitor of Accenture that includes Alliance Services in the Alliance Functional Areas and would use Hackett’s Benchmarking Services within the scope of the alliance or joint proposal. Notwithstanding the foregoing, each party shall, at all times remain free to decline to pursue a specific opportunity in its discretion and may work with another product or services provider based on a client request.

1.7 Other Relationships. This Agreement is expressly made subject to, and does not interfere with or alter, those existing relationships or contractual obligations between each party (or its Affiliates) and its partners, clients, service providers and other third parties, which are disclosed on Exhibit F.

ARTICLE 2

TEAMING

2.1 Teaming Relationships. With respect to certain clients, Answerthink and Hackett will be the provider of Hackett Benchmarking Services to clients, while Accenture will contract directly with clients for Accenture Services. With respect to other clients, their needs or desires may require one of the parties to act as a prime contractor, with the other acting as a subcontractor. Any such prime-subcontractor relationship shall be pursuant to a separate written agreement between the parties for that purpose substantially in the form of the Master Subcontract Agreement appended hereto as Exhibit B.

2.2 Teaming Model. Accenture, Answerthink and Hackett will work together at specific clients under three scenarios as outlined below. In the first two of these three scenarios, Answerthink will participate in client engagements as a subcontractor to Accenture on those client engagements which are registered, accepted, and won as a joint opportunity. In the third scenario, Answerthink will participate in client engagements as a subcontractor to Accenture when invited to do so by Accenture and the economics are agreeable to Answerthink. Answerthink participation in the first two scenarios will include professionals at various levels of responsibility as required in the judgment of Accenture to achieve the desired client results.

The teaming model between Accenture, Answerthink and Hackett will support the following two scenarios: (1) where Hackett or Answerthink generates a proposal; or (2) where Accenture generates a proposal that leverages Answerthink or Hackett Benchmarking Services or intellectual property either of which are formally registered as specified in this Agreement as a jointly pursued client opportunity. The registration will be accomplished using the Client Opportunity Registration Form documented in the form of Exhibit C (“Client Opportunity Registration Form”). Answerthink shall only be entitled to provide professionals for positions in connection with client engagements described in Sections 2.2.1 and 2.2.2 if a Client Opportunity Registration Form is accepted by Accenture or created by Accenture and accepted by Answerthink. If a Client Opportunity Registration Form submitted by either party is not acted on by the other party within ten (10) business days, it shall be deemed rejected. If either Accenture or Answerthink rejects the client opportunity and decides not to proceed on the specific client opportunity with each other, then each of Answerthink and Accenture may choose to pursue the client opportunity independently or with another third party.

2.2.1 Scenario 1: Hackett or Answerthink Generated Proposal. Answerthink and Hackett may, for any client opportunity they deem appropriate in their sole discretion, prepare a Client Opportunity Registration Form and submit it to Accenture for a new proposed Alliance client.

Accenture shall indicate on each Client Opportunity Registration Form whether it accepts or rejects each proposed client and shall provide a copy of such Form to Answerthink which shall serve as notice as to whether a client is accepted or rejected. Accenture may accept or reject each proposed client. If a proposal to a registered and accepted client originates from Hackett Benchmarking Services, as the results of the Benchmarking Services are compiled Accenture and Answerthink will jointly review such results and will develop a proposal setting forth solution alternatives that the client may choose to pursue. Accenture will estimate the pricing of the proposed initiatives and act as the primary contractor to the client on any proposals submitted or engagements generated pursuant to this Section 2.2.1.

For each engagement obtained through this scenario and for the related follow-on services for the time periods covered in Section 2.5, Answerthink shall have the right and option to staff a number of positions equal to up to 25% of the total project positions described in Section 2.4 for which Alliance Services are to be rendered (in calculating total project positions, analyst positions, and other positions for which Answerthink does not have staffing capability, will be included); provided, however, Answerthink will be awarded only such positions for which it has available qualified personnel at the rates provided for in this Agreement. If Answerthink chooses to participate, the Answerthink professionals will be charged to Accenture at prices set forth on the rate card referred to in Section 2.3 hereof with further marketing discounts described in Section 2.3. As the primary contractor to the client, Accenture will have the right to make all final decisions regarding the skill levels required to support the client team.

2.2.2 Scenario 2: Accenture Generated Proposal leveraging Hackett or Answerthink Services. Accenture intends to identify clients who Accenture believes could benefit from Hackett Benchmarking Services or from utilizing other intellectual property of Answerthink or Hackett. In such an instance, Accenture will create a Client Opportunity Registration Form and refer the client to Answerthink. Answerthink shall indicate on each Client Opportunity Registration Form whether it accepts or rejects each proposed client and shall provide a copy of such Form to Accenture which shall serve as notice as to whether a client is accepted or rejected. In the event Hackett provides Hackett Benchmarking Services for such a client, Accenture and Answerthink will jointly review the Benchmarking Services results and develop a proposal setting forth solution alternatives the client may choose to pursue based on such results. Accenture will estimate the pricing of the proposed initiatives and act as the primary contractor to the client on any proposals submitted or engagements generated in this Section 2.2.2.

For each engagement obtained through this scenario and for related follow-on services for the time periods covered in Section 2.5, Answerthink shall have the right and option to staff a number of positions equal to up to 15% of the total project positions described in Section 2.4 for which Alliance Services are to be rendered (in calculating total project positions, analyst positions, and other positions for which Answerthink does not have staffing capability, will be included); provided, however, Answerthink will be awarded only such positions for which it has available qualified personnel at the rates provided for in this Agreement. If Answerthink chooses to participate, the Answerthink professionals will be charged to Accenture at prices set forth on the rate card referred to in Section 2.3 hereof with further marketing discounts described in Section 2.3. As the primary contractor to the client, Accenture will have the right to make all final decisions regarding the skill levels required to support the client team.

2.2.3 Scenario 3: Accenture Invitation. Accenture and Answerthink may choose to work together on Accenture client engagements which do not utilize Alliance Services or otherwise leverage Answerthink or Hackett intellectual property. In this instance, Accenture will invite Answerthink to participate as determined to be appropriate by Accenture client personnel. Answerthink will have the choice of participating at the rates established by the client team or rejecting the offer. During the term of this Agreement, Answerthink will be treated as a preferred provider of all subcontracted positions in countries where Answerthink has available staffing in the Alliance Functional Areas required by Accenture client engagements. As a preferred provider, Answerthink generally will be contacted by Accenture with offers to participate in subcontracted positions, except where third-party alliance relationships with other organizations prevent such participation.

2.3 Answerthink Rates and Matching Marketing Discounts. For the positions that may be filled by Answerthink as contemplated by Sections 2.2.1 and 2.2.2 hereof, Accenture and Answerthink will agree to common definitions of skill sets and skill levels, which will be documented in Exhibit D – Skill Levels; provided, however, if the parties cannot agree, then Accenture’s decision concerning skill sets and skill levels shall control. Answerthink’s rate card for services to be provided hereunder for calendar year 2003 is attached hereto as Exhibit E with corresponding prices for professionals at each skill level. Answerthink will update the rates set forth on the rate card set forth on Exhibit E following the conclusion of calendar year 2003 and each subsequent year this Agreement remains in effect. Answerthink’s rate card will define the maximum price Accenture will pay Answerthink per hour for each professional at each skill level. The rates on Answerthink’s rate card will not increase by more than 5% each year.

The pricing agreement between Accenture and Answerthink with respect to each client engagement will also include a marketing discount. This marketing discount will be set by the Accenture client partner based on assessments of price sensitivity or existing Accenture agreements with the client. Answerthink and Accenture will have matching (i) marketing discounts (which shall be expressed on a percentage basis and apply to the rates set forth herein) and (ii) expense reimbursement arrangements for each client. Answerthink may decline to participate in specific projects if the marketing discounts Answerthink is required to offer to clients make the overall economics unattractive to Answerthink.

2.4 Position Types to be Staffed by Answerthink on Agreed Accounts. The project positions for which Answerthink may be entitled to provide staffing under the terms of this Agreement must meet the following criteria: (i) Answerthink has staff available in the country where the work is to be performed; (ii) the position is not defined as business process transition or business process operations work; and (iii) the type of work to be performed includes, in substantial part, one or more of strategy formulation, business case development, business process design, process improvement, systems design and implementation (including, without limitation, package or custom software design and package or custom software implementation), organization design, or organization change.

2.5 Term of Answerthink Participation.

2.5.1 For all non- business process outsourcing engagements, Answerthink shall have the right and option to staff all Alliance Services positions, up to the percentages set forth in Sections 2.2.1 and 2.2.2, for the (1) initial engagement pursuant to Sections 2.2.1 and 2.2.2; and (2) any directly related follow-on services that are contracted for during the twenty-four month period beginning on the commencement of substantive engagement services.

2.5.2 For all business process outsourcing engagements, Answerthink shall have the right and option to staff all Alliance Services positions, up to the percentages set forth in Sections 2.2.1 and 2.2.2, for (1) the initial engagement pursuant to Sections 2.2.1 and 2.2.2; and (2) any directly related follow-on services that are contracted for during the term of the business process outsourcing engagement.

2.5.3 Answerthink’s participation beyond the initial client project engagement as described in Sections 2.5.1 and 2.5.2 (a “Follow-On Engagement”) will require Answerthink to share total business development costs and expenses at the same rate as its anticipated pro rata participation (15% or 25%, as set forth in Sections 2.2.1 and 2.2.2) in positions to be staffed for subsequent client project engagements. To the extent Answerthink fails, after notice with a specific request from Accenture, to share total project specific business and development costs and expenses or responsibility with respect to such Follow-On Engagements in an amount or through a level of activity which is pro rata with its anticipated participation in such Follow-On Engagements, then Answerthink’s participation in such engagements shall be reduced to a percentage equal to the percentage of such total business development costs and expenses actually borne by Answerthink.

ARTICLE 3

ALLIANCE MANAGEMENT

3.1 Alliance Plan. Within sixty (60) days following the execution of this Agreement the parties intend to develop a nonbinding plan that describes how each party plans to manage its respective participation in the teaming relationship set forth in Article 2 hereof and other aspects of the Alliance (the “Alliance Plan”) described in this Agreement. For the avoidance of doubt, the Alliance Plan shall impose no additional obligations on the parties whatsoever, nor constitute a representation or basis of any reliance, regarding how each may choose to manage their respective participation in the Alliance or how they may choose to pursue or not pursue the joint marketing, joint business development and solutions delivery that are contemplated by this Agreement and the Alliance the parties hereby form. The purpose of the Alliance Plan is to set forth voluntary efforts that each party may take under the Alliance, or a suggested common means for reporting results of activities each party has taken under the Alliance, but the parties in their sole individual discretion and self-interest may choose to proceed or not to proceed as if the Alliance Plan did not exist.

3.2 Preferred Status. During the term of this Agreement, Answerthink will identify Accenture as the preferred provider of business process consulting, business process outsourcing and systems integration in the Alliance Functional Areas and Accenture will identify Hackett as the preferred provider of benchmarking services which measure and evaluate the practices and performance of a business enterprise as compared to other enterprises’ practices and performances (“Benchmarking Services”) and best practice related published research and executive education (“Research and Education Services”) in the Alliance Functional Areas. Accenture will not actively market Benchmarking Services with other service providers in the Alliance Functional Areas. Notwithstanding anything to the contrary set forth herein, in the event any Accenture client directs Accenture to use Benchmarking Services addressing the Alliance Functional Areas provided by other service providers, Accenture shall be free to work with such service providers in connection with such clients. Answerthink will not share results of Hackett Benchmarking Services with competitors of Accenture for business process consulting, business process outsourcing, or systems integration work in the Alliance Functional Areas unless either: (a) both parties agree in writing with respect to specific client instances, or (b) such work has been registered by Answerthink and rejected by Accenture.

3.3 Accenture Non-Compete on Benchmarking in Alliance Functional Areas. During the term of this Agreement and during the two-year period immediately following the termination or expiration of this Agreement (provided that such termination is not due to a material breach by Answerthink or Hackett, is not due to an Insolvency Event pertaining to Answerthink or Hackett pursuant to Section 8.2.3, or is not a termination without cause by Answerthink or Hackett pursuant to Section 8.2.2), Accenture will not, directly or through an affiliate, enter or engage in the Benchmarking Services business in the Alliance Functional Areas. Except as otherwise permitted by the terms of this Agreement, Accenture will not, directly or through any affiliate or alliance partner or through a joint proposal, offer, market or promote Benchmarking Services in the Alliance Functional Areas during the term of this Agreement. However, Accenture may continue to perform activity and organization cost analysis for clients and compare client cost structures to publicly available information for assessment purposes. In the event of an Adverse Takeover Transaction contemplated by Article 5, this Section 3.3 and shall be null and void and of no force and effect.

3.4 Resources. Each party will assign executives to monitor and manage the Alliance as described below.

(a) Alliance Executive. Each party will assign an “Alliance Executive” to manage its Alliance Director and oversee execution of Alliance activities. The Alliance Executives will be named in the Alliance Plan and will meet at least semi-annually, either in person or telephonically, to review the progress of the Alliance and the success of the Alliance in attaining any objectives set forth in the Alliance Marketing Plan and Alliance Plan. There shall be no consequence if such objectives or progress are not attained.

(b) Alliance Director. Each party will assign an “Alliance Director” to manage and oversee that party’s day-to-day Alliance-related activities, such as business development interface, training coordination, marketing coordination and metrics reporting. Alliance Directors will meet as agreed by the parties, either in person or telephonically, and involve all reasonably necessary personnel of the parties in such meetings. Agendas may include pipeline reviews, the resolution of any escalated issues relating to business development or potential engagements, joint marketing activities, skills building/training initiatives, metrics reporting and new Alliance opportunities. The Alliance Directors will attend meetings of the Alliance Executives at the invitation of the Alliance Executives.

3.5 Changes. Either party shall have the right to change participants described above by providing written notice to the other party, although in any case a party’s representatives shall always have sufficient seniority and authority for the role, and shall be reasonably acceptable to the other party.

3.6 Qualified Personnel. Answerthink professionals assigned to Accenture engagements will meet skill and performance criteria consistent in all material respects with those expected of Accenture professionals for each role at each client engagement. The Alliance Plan will define the process for identifying potential staffing issues on Accenture projects and actions required to either resolve the issues or replace the Answerthink employee with another qualified resource for a specific role at a specific client.

3.7 No Budget. Neither party commits to the other any specific results of the joint or separate marketing activities under this Agreement and neither party will have an obligation to establish or maintain a budget for marketing activities or a formal sales organization or marketing program related to this Agreement.

3.8 Conflict Resolution. The parties agree that in the event of a dispute or alleged breach of this Agreement, they will work together in good faith first to resolve the matter internally with the participation of the Alliance Directors by escalating it to the Alliance Executive, and then, if necessary, to use a mutually agreed alternative dispute resolution technique prior to resorting to litigation. This provision shall not apply to disputes involving confidentiality or infringement of intellectual property rights (in which case either party shall be free to seek immediately available remedies in any court or forum of competent jurisdiction).

ARTICLE 4

ANSWERTHINK AND HACKETT ALLIANCE RESTRICTIONS

Answerthink and Hackett will not enter into Benchmarking Services alliances to address areas outside the scope of the Alliance Functional Areas with any firm other than Accenture for a period of three months from the date of this Agreement without the written consent of Accenture. The purpose of this Article is to allow Answerthink and Accenture and Hackett to explore and negotiate similar alliances in other business process areas such as Customer Contact, Customer Relationship Management, Procurement, Supply Chain Management, Human Performance, Human Resource Management, or Information Technology. In the event Answerthink and Accenture have entered into a mutually signed letter of intent, or other equivalent document, concerning a similar alliance in other business process areas as contemplated by the terms of this Article 4, the three-month period set forth in the first sentence of this Article 4 shall be extended for an additional three months in order to provide the parties with additional time to negotiate and enter into definitive agreements concerning such alliance.

ARTICLE 5

ACCENTURE’S RIGHTS UPON SALE OF ANSWERTHINK OR HACKETT

For purposes of this Agreement, “Adverse Takeover Transaction” means (1) any reorganization, consolidation or merger with or into any corporation or other legal entity, or any transaction or series of related transactions, if such reorganization, consolidation, merger, transaction or series of related transactions would result in any of the parties set forth on Exhibit G (“Principal Accenture Competitors”), either directly or through one or more if its controlled corporations or other legal entities, having beneficial ownership of a majority of the voting securities of Answerthink and/or Hackett, or (2) any sale, conveyance or other disposition or encumbrance of all or substantially all Answerthink’s or Hackett’s assets in a single transaction or series of related transactions if such sale, conveyance or other disposition or encumbrance transaction or series of related transactions would result in such assets being transferred to or owned by any Principal Accenture Competitor, either directly or through one or more of its controlled corporations or other legal entities. Answerthink shall notify Accenture within two (2) days of the consummation of an Adverse Takeover Transaction and during a period of sixty (60) days thereafter Accenture shall have the right to terminate this Agreement by one (1) day’s written notice to Answerthink and Hackett, and, upon any such termination there shall be due from Answerthink to Accenture, within ten (10) days of Accenture’s invoice therefor, a payment (the “Termination Compensation”) in an amount equal to the lesser of (a) Five Million Dollars ($5,000,000), or (b) seventy-five percent (75%) of Answerthink’s (i) revenues earned under the Alliance between the Effective Date and the date of such Adverse Takeover Transaction and (ii) aggregate projected revenues pursuant to customer contracts signed under the Alliance between the Effective Date and the date of such Adverse Takeover Transaction, but for which services have not yet been performed. The parties agree that the Termination Compensation provided in this Article 5 is fair and reasonable in light of the anticipated harm to Accenture that would ensue from any event triggering payment of the Termination Compensation, the difficulties in proving the loss and ascertaining the amount of loss of the aggrieved party, the limitation on liability herein and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy. The parties further acknowledge and agree that the Termination Compensation is not a penalty. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Termination Compensation exceeds the maximum amount permitted by law, then the amount of the Termination Compensation shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such a court of competent jurisdiction.

ARTICLE 6

MARKETING AND OPPORTUNITY DEVELOPMENT

6.1 Marketing Activities. Within sixty (60) days of the execution of this Agreement, the parties intend to develop a completely nonbinding Alliance Marketing Plan that will describe the way in which the parties may choose to jointly go to market and work together pursuant to this Agreement in furtherance of their mutual interests. The Alliance Marketing Plan may set forth the parties’ intended or planned joint activities, but the parties in their sole individual discretion and self-interest may chose to proceed or not to proceed with any activities contemplated in the nonbinding Alliance Marketing Plan. The Alliance Marketing Plan will be a part of the Alliance Plan described in this Agreement.

6.1.1 Scope of Marketing Activities. Set forth in Sections 6.1.2–6.1.5 below are joint marketing activities and business development approaches that the parties may include in the nonbinding Alliance Marketing Plan and may chose to implement in addition to the teaming process set forth in Article 2 hereof.

6.1.2 Product Referrals. Accenture may have the opportunity to identify or recommend Answerthink or Hackett Services to Accenture clients, or in some other manner facilitate the sale of Answerthink or Hackett Services to Accenture clients in connection with Accenture Services.

6.1.3 Joint Marketing. The parties may jointly pursue opportunities to sell Answerthink or Hackett Services and Accenture Services as provided in the Marketing Plan with the goal of increasing market share of Answerthink or Hackett Services and Accenture Services, increasing market image and awareness of Answerthink or Hackett Services, and positioning Accenture as an innovative solutions provider as provided under the terms of this Agreement.

6.1.4 Joint Business Development. The parties may pursue opportunities to generate new business for both Answerthink and Accenture by increasing business development efficiency in order to: (i) increase the probability of winning accounts and (ii) lower overall business development cost and effort.

6.1.5 Channels. Accenture may promote Answerthink or Hackett Services through its normal marketing and distribution channels. Neither party will have any obligation to establish or maintain an independent marketing organization related to this Agreement.

6.1.6 No Commitments. Neither party commits to any specific level of marketing activities, sales or the generation of revenue.

ARTICLE 7

ALLIANCE OPERATIONS AND SUPPORT

7.1 Access to Services. In connection with the Alliance, each party agrees to provide to the other access to and the right to use marketing materials necessary or appropriate in performing pursuant to the terms of this Agreement.

7.2 Marketing Materials. Each party shall provide to the other on an “AS IS” basis, available service descriptions, specifications, articles, and any other relevant materials with respect to Alliance Services that may be provided hereunder (collectively referred to as “Marketing Materials”), in hard copy and/or electronic format. Each party acknowledges that such information shall not be considered Confidential Information as that term is defined in this Agreement, unless conspicuously marked as such or the parties specifically agree in writing. Notwithstanding the foregoing, neither party shall delete or redact any legends, copyright notices, or branding or trademarks of the other party, when providing the Marketing Materials to third parties.

7.3 Access to Service Briefings. Each party shall provide the other personnel preferred, but nonexclusive, access to such party’s service briefings, user group meetings, learning sessions and materials, and product documentation with respect to Alliance Services on an “AS IS” basis at no charge.

7.4 Access to Sales and Technical Staff. Each party shall use commercially reasonable efforts to make available on an “AS IS” basis to the other party sales and technical personnel reasonably necessary to assist such party in marketing and demonstrating Alliance Services. In connection with these activities, each party will use commercially reasonable efforts to supply subject matter experts to support detailed technical presentations and meetings, technical specialists for assistance during proof of concepts or other pre-sales tasks for a limited period.

7.5 Proposal Support. Where Accenture is submitting a proposal or response to an RFP and Alliance Services are part of the proposed solution, Answerthink will answer technical questions, provide quotations for standard and custom services or aid in the preparation of proposal materials for prospective clients. Except for the cost sharing contemplated by Section 2.5 hereof, each party shall be fully responsible for its own costs with respect to such activities.

7.6 Personnel Recommendations. Neither party will recommend or otherwise encourage clients to request to receive services from or work with any specific employee or agent of the other party.

7.7 Training of Accenture Personnel.

7.7.1 Training. Each party will use commercially reasonable efforts to provide training and related materials on an “AS IS’ basis for the other party’s personnel to support the purposes of the Alliance.

7.7.2 Training Materials. Each party will provide each other, on an “AS IS’ basis, with electronic copies of such party’s available services learning materials and other documentation related to such party’s services at no charge for the purposes of business development, configuration center and project team skills development, and creation of client specific learning materials.

7.8 Responsibility for Services. Each party shall be and remain fully responsible for its services provided to third-party users and for all licenses and other arrangements with third-party users of its services, including providing warranties, maintenance and support. Each party shall remain fully responsible for the activities of its personnel.

7.9 Payment Obligations. There shall be no Alliance payments or obligations to pay between the parties except as expressly provided in this Agreement. Except as expressly provided in this Agreement, neither party shall have any right to share in any revenues derived by the other, nor shall there be any sharing of revenue of any kind as a result of joint marketing activities hereunder. Each party shall be fully responsible for its costs or expenses in performing under this Agreement except as expressly provided to the contrary in this Agreement.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. The initial term of this Agreement shall be two (2) years (the “Initial Term”) unless terminated earlier as set forth herein. This Agreement may be renewed for an additional one (1) year term on the terms set forth in this Agreement upon the mutual written consent of the parties hereto (the Initial Term with all such renewals, the “Term”).

8.2 Termination.

8.2.1 Termination for Cause. Either party may terminate this Agreement at any time for material breach by the other of any term of this Agreement, provided it has given the other party prompt written notice of the breach, identifying specifically the breach, and provided further that the breaching party has not cured the breach within thirty (30) days of its receipt of the notice.

8.2.2 Termination Without Cause. Either party may terminate this Agreement any time, without cause, upon providing the other party not less than ninety (90) days prior written notice to the other party.

8.2.3 Termination for Bankruptcy. Either party may terminate this Agreement at any time upon giving written notice to the other party, if the other party is adjudicated as bankrupt, becomes insolvent, suffers permanent or temporary court-appointed receivership of substantially all of its property, makes a general assignment for the benefit of creditors, or suffers the filing of a voluntary or involuntary bankruptcy petition that is not dismissed within thirty (30) days after filing (collectively, “Insolvency Event”).

8.3 Actions Upon Expiration or Termination. On the expiration or earlier termination of this Agreement, each party will immediately:

(a) Cease holding itself out, in any manner, as affiliated with the other party except as may be provided in any surviving, separate agreement.

(b) Discontinue all use of trade names or trademarks authorized for use under this Agreement except as otherwise expressly agreed in connection with the expiration or termination.

(c) Return to the other party or destroy the other party’s Confidential Information in its possession.

(d) Expiration or termination of this Agreement will not release either party from obligations to clients made before the expiration or termination, and will not affect licenses for Answerthink Services previously granted by Answerthink to clients.

(e) Pay to the other party any or all amounts then owed, including, without limitation, any amounts owed under Article 2 for services previously performed or amounts due under any Alliance subcontract. In addition, in the event of the termination of this Agreement by Accenture without cause, termination of this Agreement by Answerthink for cause (i.e. that is based on a material breach by Accenture), or termination of this Agreement due to Accenture’s Failure to Extend, Accenture shall pay an amount to Answerthink equal to forty percent (40%) of Potential Revenue. “Potential Revenue” shall be calculated by multiplying (i) the positions to which Answerthink would be have been entitled to fill under existing services agreements in effect at the time of termination and any related follow-on work that Answerthink would have been entitled to pursuant to Section 2.5, but which it will not perform due to such termination, by (ii) the billing rates for all such positions.

Accenture’s “Failure to Extend” shall mean Accenture’s failure to extend the term of this Agreement beyond the Initial Term or any renewal Term, if Answerthink offers, while not being in material breach of this Agreement, to extend this Agreement with no substantive changes to the terms and conditions hereof, except for increases in Answerthink’s rate card which shall not increase more than ten percent (10%) per calendar year.

In the event during any calendar quarter Answerthink is not provided with the opportunity to staff at least ninety percent (90%) of its pro rata portion of positions contemplated by Sections 2.2.1 and 2.2.2 (a “Position Shortfall”), then upon notice to Accenture from Answerthink, Accenture shall have three months from the date of such notice (the “Catch-up Period”) to provide enough positions pursuant to Sections 2.2.1, 2.2.2 or 2.2.3 to make up the Position Shortfall (such positions will be in addition to any other positions otherwise required during the Catch-up Period pursuant to Sections 2.2.1 and 2.2.2). If the Position Shortfall is not made up during the Catch-up Period, upon notice to Accenture, Answerthink may terminate this Agreement based on the material breach by Accenture.

Alternatively, upon a termination of this Agreement by Accenture without cause, Accenture may continue to allocate positions within the scope of the Alliance prior to such termination to Answerthink equal to the position percentages set forth in Sections 2.2.1 and 2.2.2 that would be so allocated if this Agreement were still in effect, in lieu of payment of any or all such Potential Revenue amounts, until the complete roll-off of such amounts, i.e., until the positions have been, in the aggregate, allocated and revenues related thereto paid to Answerthink or Answerthink has been compensated for all Potential Revenue.

8.4 Survival. Section 3.3, Article 5, Article 8, Article 9, Article 11, Article 12, Article 13, Article 14, Article 15 and Article 16, shall survive expiration or termination of this Agreement for any purpose, as shall any prime-subcontracts, licenses, teaming agreements or other separate agreements (unless otherwise provided therein) made hereunder (which shall be governed by their own terms).

ARTICLE 9

WARRANTIES

9.1 Warranties Between the Parties.

9.1.1 Answerthink’s and Hackett’s Warranties To Accenture. Each of Answerthink and Hackett represents and warrants to Accenture that (i) it has all rights necessary for the performance of its obligations under this Agreement, without violating the rights of any other party or applicable laws, statutes and regulations, and (ii) it has no similar alliance agreement with any competitor of Accenture for the provision of Hackett Services to clients in the Alliance Functional Areas.

9.1.2 Accenture’s Warranties To Answerthink and Hackett. Accenture represents and warrants to Answerthink and Hackett that (i) it has all rights necessary for the performance of its obligations under this Agreement, without violating the rights of any other party or applicable laws, statutes and regulations, and (ii) it has no similar alliance agreement with any competitor of Answerthink or Hackett relating to the provision of Hackett Services to clients in the Alliance Functional Areas.

9.1.3 Mutual Warranties of the Parties. Neither party makes any representations or warranties to the other regarding specific results of the joint or separate marketing, alliance activities and other activities under this Agreement.

9.2 DISCLAIMER. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EACH PARTY’S ONLY WARRANTIES MADE IN CONNECTION WITH THIS ALLIANCE, AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED.

ARTICLE 10

PUBLICITY AND USE OF TRADE NAMES AND TRADE MARKS

10.1 Publicity, Press Releases and Marketing. The parties may issue press releases to promote this relationship as outlined below and described in detail in the Alliance Plan.

10.1.1 Joint Client Wins. As required by applicable law, or with prior approval from the applicable client and the mutual consent of the parties, the parties may agree to issue a release after the first significant joint deal closes. Accenture, the applicable client and Answerthink will, to the extent permitted by applicable law, pre-approve the language of such releases.

10.1.2 No Other Use of Other Party’s Name. Except as specifically described in this Article 10, neither party may use the name of another in connection with any advertising or publicity materials or activities without the prior written consent of the other party. Any press releases related to this Alliance or this Agreement must be approved in writing by the Alliance Executive of each party prior to release.

10.2 Use of Other Party’s Trade Name and Trademarks.

10.2.1 Limited Right to Use. Each party will have the limited right to use the other party’s trade name and trademarks in order to identify the other party’s proper trade name and trademarks in connection with the activities described in this Agreement. The parties will identify in the Alliance Plan each party’s proper trade name and trademarks, and thereafter, each party will advertise and display the other party’s trade name and trademark to clients and potential clients whenever it offers to sell, install or deliver the other party’s Alliance Services, respectively, in strict compliance with that party’s policies as communicated to the other party. If either party determines that any use by the other party of its trade name or trademarks is not in compliance with such policies then in effect, (a) that party may inform the other party of that fact, and (b) that party will use all reasonable commercial efforts to cease the use and withdraw the non-compliant materials from circulation promptly after receipt of such notice. Unless otherwise agreed in writing, a party’s right to use the other party’s trade name and trademarks will cease immediately on the expiration or earlier termination of this Agreement. Neither party will without the other party’s prior consent, attach any additional trademarks, logos or trade designations to any of the other party’s Alliance Services.

10.2.2 No Other Rights. Except as otherwise set forth in this Agreement, neither party will use the other’s marks or company names in any promotional material or activity without first obtaining, for each proposed class of use, the owner’s prior consent, which will not be unreasonably withheld or delayed. The using party will, at its expense and before using the other party’s marks, make all reasonable changes, corrections or alterations to any proposed material or activity that the owning party deems necessary or advisable. Nothing herein is intended to create: (i) an independent obligation that either party undertake any advertising of the other party’s Alliance Services; or (ii) an assignment or grant to the other party of any right, title or interest in or to the other party’s marks. This Agreement does not confer any right or license to grant sublicenses or permission to third parties to use any marks.

ARTICLE 11

INTELLECTUAL PROPERTY RIGHTS

11.1 No Conveyance of Intellectual Property Rights. Except as specifically described in this Agreement, the parties do not intend to convey under this Agreement, any intellectual property rights in, or associated with, any of their respective services or any work product they may provide to a client. Any licensing, sale, grant, or conveyance of any intellectual property rights, will be described in a separate agreement. Furthermore, the parties do not intend that they will jointly develop any new intellectual property rights under or in connection with this Agreement. All right, title and interest to copyrights, trade secrets, patents and other intellectual property rights in Answerthink Services and any related third party services will at all times remain the exclusive property of Answerthink and its third party vendors, respectively. All right, title and interest to copyrights, trade secrets, patents and other intellectual property rights in Hackett Services and the related databases and data collection tools and any related third party services will at all times remain the exclusive property of Hackett and its third party vendors, respectively. All right, title and interest to copyrights, trade secrets, patents and other intellectual property rights in Accenture Services and any related third party Services will at all times remain the exclusive property of Accenture and its third party vendors, respectively.

11.2 Right to Independently Develop. Subject to its obligations of confidentiality and to each party’s rights to intellectual property as described in this Agreement and the limitations set forth in Section 3.3 hereof, in no other event shall either party be precluded from developing or providing for itself, or for others, materials that are competitive with the services of other party, irrespective of their similarity to any services offered by the other party in connection with the Alliance. In addition, each party shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques within the scope of its business that are used or developed in the course of undertaking this Agreement by such party, and each party shall remain free to provide services to any client or prospective client so long as the terms of this Agreement are not violated.

11.3 Answerthink’s and Hackett’s Proprietary Rights. Each of Answerthink and Hackett has informed Accenture that certain aspects of Answerthink’s and Hackett Services are proprietary, and may contain confidential trade secrets of Answerthink or Hackett, which Accenture will protect in accordance with this Agreement. All aspects of Answerthink’s and Hackett Services which are a proprietary will (a) remain the exclusive property of Answerthink or Hackett, as applicable, (b) not be used except as permitted by this Agreement, and (c) not be disclosed or otherwise communicated by Accenture, directly or indirectly, to anyone except as permitted by this Agreement.

11.4 Accenture’s Proprietary Rights. Accenture has informed Answerthink and Hackett that certain aspects of Accenture Services are proprietary, confidential trade secrets of Accenture, which Answerthink and Hackett will safeguard in accordance with this Agreement.

11.5 Retention of Assets. Accenture and Answerthink will each retain ownership of any software or other assets they bring to a potential or actual licensee including, but not limited to, knowledge capital and system design/code. Accenture and Answerthink each reserve the right to use any skills, knowledge or techniques used or acquired while providing services to or for a potential or actual licensee provided those skills, knowledge or techniques are not owned by the other party.

ARTICLE 12

CONFIDENTIALITY/DATA PRIVACY

12.1 Disclosure of Confidential Information. During the course of the Alliance, each party may be given access to information (in hardcopy and/or electronic form) that relates to the other’s past, present, and future research, development, business activities, Alliance Services and technical knowledge, and is identified by the discloser as confidential (“Confidential Information”). In connection therewith, the following subsections shall apply:

(a) The Confidential Information of the discloser may be used by the receiver only in connection with the activities permitted under this Agreement;

(b) Each party agrees to protect the confidentiality of the Confidential Information of the other in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either party exercise less than reasonable care in protecting such Confidential Information. Access to the Confidential Information shall be restricted to Accenture and Answerthink and Hackett personnel (including such personnel employed by affiliated entities) engaged in a use permitted hereby;

(c) The Confidential Information may not be copied or reproduced without the discloser’s prior written consent;

(d) All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) completion of the related project or services or (b) request by the discloser, unless the receiver is otherwise allowed to retain such Confidential Information. A party may retain, subject to the terms of this Article 12, copies of the other’s Confidential Information required for compliance with its record keeping or quality assurance requirements;

(e) Nothing in this Agreement shall prohibit or limit either party’s use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without an obligation of confidence, (ii) independently developed by or for it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement;

(f) If either party receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information of the other party, it shall promptly notify the other of such receipt and tender to it the defense of such demand. The party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to the extent required by law.

12.2 Data Privacy. Each party may, in connection with this Agreement, collect personal data in relation to the other and the other’s employees, directors, partners and other officers. Such data may be collected from the other party, its employees, its directors, its officers, or from other (for example, published) sources; and some limited personal data may be collected indirectly from monitoring devices or by other means (e.g., telephone logs, closed circuit TV and door entry systems). The collecting party may use and disclose such data for purposes connected with this Agreement and for the relevant purposes specified in its data privacy policy (a copy of which is available on request). In particular, the collecting party may for these purposes transfer such data to any country in which its affiliates do business. Each party agrees to such transfer in its own right and on behalf (and with the authority) of its employees, directors and other officers.

ARTICLE 13

NONSOLICITATION

Except as the other party expressly authorizes in writing in advance, no party shall directly solicit to employ, whether as a partner, employee or independent contractor, any other party’s personnel who have been directly engaged in matters arising under this Agreement, during their participation in the Alliance or during the twelve (12) months thereafter. For purposes of this paragraph, “Personnel” includes any individual or company a party employs as a partner, employee or independent contractor and with which a party comes into direct contact in the course of the Alliance. Notwithstanding the foregoing, a general publication or posting of a job position by a party, in response to which the other’s personnel responds or applies, shall not be deemed a solicitation or violation of this Agreement. In the event of a breach, the breaching party shall pay compensation to the non-breaching party in the form of liquidated damages equal to the greater of twelve (12) months’ base annual salary either (a) offered to the Personnel by the breaching party or (b) paid or offered to the Personnel by the non-breaching party.

ARTICLE 14

LIMITATION OF LIABILITY AND LIQUIDATED DAMAGES

14.1 Limitations of Liability. The limit of each party’s liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to the other, arising out of or in any manner related to this Agreement, other than liability for payments arising out of Article 2, Article 5, or any breach of Article 10, Article 11 and Article 12, for any and all claims, shall be direct damages proximately caused in the aggregate not exceeding the sum of Two Hundred Thousand Dollars ($200,000.00); provided, however, that such limit shall not apply to amounts owed pursuant to Section 8.3(e) hereof and, provided, further, that in the event Accenture breaches Section 3.3 hereof, it shall pay liquidated damages as set forth below. In no event shall either party be liable to the other for consequential, incidental or punitive loss, damage or expenses (including but not limited to business interruption, lost savings, or except as otherwise provided in Article 2 or Section 8.3(e), lost business) even if it has been advised of their possible existence. Any action by either party must be brought within two (2) years after the cause of action arose. Nothing contained in this Article 14 shall limit the obligation of Accenture to pay

Answerthink for services rendered under Article 2 or any subcontract entered into in accordance with Article 2.

14.2 Liquidated Damages. Notwithstanding any other provision of this Agreement (including Section 14.1 above), in the event of a breach or violation by Accenture of the first sentence of Section 3.3, Accenture shall pay Answerthink an amount equal to Five Million Dollars ($5,000,000) as liquidated damages. Such liquidated damages are not intended as a penalty and shall constitute Answerthink’s sole and exclusive remedy at law in respect of any such breach. The parties acknowledge and agree that, in the event of any such breach or violation, the damages that Answerthink would suffer as a result thereof are now, and will in the future remain, incapable of determination with any certainty and that the provisions hereof are mutually agreed upon liquidated damages and that such liquidated damages are not unconscionable, do not and will not constitute an unjust enrichment, are fair and reasonable under the circumstances, were bargained for and derived through mutual negotiation and constitute a material and integral part of this Agreement. Nothing in this paragraph shall be taken to limit or prevent the application for or awarding of equitable relief to the extent such relief is otherwise available pursuant to applicable law.

ARTICLE 15

NOTICES

Any notice or formal communication required or permitted under this Agreement shall be in writing and delivered to the parties’ respective Alliance Executives and Alliance Directors and to the addresses and/or facsimile numbers set forth below. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by facsimile transmission, in each case against written confirmation of receipt thereof, (ii) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee against receipt, or (iii) three (3) days following the day when deposited with the United States Postal Service as first class, postage prepaid mail and addressed as set forth below.

If intended for Accenture:

Attn: Michael R. Sutcliff

Accenture LLP

133 Peachtree Street, N.E.,

Suite 2600

Atlanta, Georgia 30303

Facsimile No: (678) 657-1850

With copies of any notice to:

Attn: General Counsel

Accenture LLP

1661 Page Mill Rd.

Palo Alto, CA 94304

Facsimile No.: (650) 213-2222

If intended for Answerthink or Hackett:

Answerthink, Inc.

Attn: Ted Fernandez, Chairman and CEO

1001 Brickell Bay, Suite 3000

Miami, Florida 33131

Facsimile No.: (305) 379-4736

With copies of any notice to:

Answerthink, Inc.

Attn: General Counsel

1001 Brickell Bay, Suite 3000

Miami, Florida 33131

Facsimile No. (305) 702-7000

ARTICLE 16

GENERAL PROVISIONS

16.1 Non-assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either party without the prior written consent of the other party, provided that a party may assign this Agreement to any other of its relevant affiliates.

16.2 Entire Agreement. This Agreement, together with any attachments, constitutes the entire business agreement between the parties hereto and supersedes any and all prior agreements, arrangements and/or understandings between the parties relating to the subject matter hereof. This Agreement shall not be deemed or construed to be modified or amended except by written agreement of the parties. In no event shall either party to this Agreement have any liability to the other for any incidental, consequential, indirect or punitive loss, damage or expense, even if it has been advised of its possible existence.

16.3 No Waiver. The failure of either party at any time to require performance by the other of any provision hereof shall in no way constitute a waiver thereof unless waived in writing. Nor shall the waiver of any breach of any provision hereof be held to be a waiver of any subsequent breach of such provision or any other provision.

16.4 Force Majeure. Neither party shall be liable for any delays or failure in performance due to causes beyond its reasonable control.

16.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws rules.

16.6 Terms are Confidential. The parties acknowledge that the terms of this Alliance are of a confidential nature and shall not be disclosed except to employees, consultants and advisors with a need to know. None of the parties hereto shall make any public disclosure of the terms of this Agreement, except as required by law, and then only after consultation with the other party and, if requested by the other party, a good faith effort to maintain the confidentiality of the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Marketing and Alliance Agreement as of the date first written above.

ACCENTURE LLP	ANSWERTHINK, INC.

/s/ Michael R. Sutcliff	/s/ Ted A. Fernandez
Authorized Signature	Authorized Signature
Michael R. Sutcliff
Name:	Name: Ted A. Fernandez
Title:	Title: Chairman and CEO

Global Managing Partner, F&PM Service Line

THE HACKETT GROUP, INC.

/s/ Ted A. Fernandez
Authorized Signature

Name: Ted A. Fernandez
Title: Sole Director

EXHIBIT A

ALLIANCE FUNCTIONAL AREAS

➢	Finance & Accounting

o	General Accounting

o	Order to Cash

o	Purchase to Payment

o	Cost and Management Analysis

o	Treasury

o	Tax

➢	Performance Management

o	Value Targeting

o	Planning, Budgeting, Forecasting

o	Scorecards and Metrics

➢	Performance Reporting

o	External Financial Reporting

o	Internal Management Reporting

o	Value Chain Reporting

o	Customer Profitability Reporting

o	Supply Chain Optimization Reporting

➢	Business Intelligence

o	Competitive Intelligence

o	Value Network Analysis

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EXHIBIT B

MASTER SUBCONTRACT AGREEMENT

THIS MASTER SUBCONTRACT AGREEMENT is entered into as of                  , 20             , by and between Accenture LLP, an Illinois partnership with an office at Suite 1300, 100 Peachtree Street, NE, Atlanta, GA 30303 (“Accenture” or “Consultant”) and Answerthink, Inc., a Florida corporation, with offices at 1001 Brickell Bay, Suite 3000, Miami, Florida 33131 (“Subcontractor”).

WHEREAS, Consultant, Subcontractor and Subcontractor’s wholly-owned subsidiary, the Hackett Group, Inc. have entered into that certain Joint Marketing and Alliance Agreement dated as of October 7, 2003 (“Alliance Agreement”) pursuant to which they have agreed to work together with respect to certain client matters;

WHEREAS,                                      (“Client”) has issued a Request for Proposal                                      (the “RFP”) for the                                                   (the “Project”) and the Project falls within the terms of the Alliance Agreement; and

WHEREAS, Client has awarded to Consultant in connection with the Project Contract No.                                          (the “Contract” or “Prime Contract”), relevant portions of which are attached as Exhibit A, for Consultant to provide the items and services called for in the RFP [as amended]; and

WHEREAS, the parties desire to define the terms and conditions on which Subcontractor shall act as a subcontractor to Consultant in connection with the Project.

NOW, THEREFORE, in consideration of the premises and of the promises exchanged herein, Consultant and Subcontractor agree as follows:

ARTICLE 1

RELATIONSHIP OF THE PARTIES

1.1 Consultant shall act as prime contractor and Subcontractor shall act as a first-tier subcontractor to Consultant under the Contract.

1.2 Subcontractor may not assign this Agreement or subcontract any portion of the work to be performed hereunder to any other person without the express written approval of Consultant. Consultant may, however, assign this Agreement to Client.

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ARTICLE 2

RESPONSIBILITIES OF THE PARTIES; SCOPE OF WORK

2.1 Subcontractor agrees to coordinate and to work with Consultant, at the direction of Consultant, to ensure an appropriate interaction between the work of Consultant and Subcontractor.

2.2 The professional services (“Services”) and the classifications of personnel to be provided by Subcontractor in connection with the Project are set forth in the Statement of Work (“Statement of Work”) attached hereto as Exhibit C. In the event of additional Projects for Client, the Consultant and Subcontractor may agree to additional Statements of Work and attach them hereto.

2.2.1 Any specific Project services in addition to the Services (“Additional Services”) to be performed by Subcontractor shall be set forth in separate delivery orders which will incorporate this Agreement by reference. The parties shall mutually agree upon the Additional Services to be performed under each delivery order and upon any other applicable terms and conditions to be included in the delivery order. Subcontractor shall provide to Consultant all Services and Additional Services, including all labor, materials, and other resources incidental to the Services and Additional Services, reasonably necessary to provide and perform the requirements set forth in the Statement of Work and each delivery order.

2.2.2 Changes to the Services or Additional Services will be subject to the mutual agreement of Consultant, Subcontractor, and, if required, Client. Within 10 days of receiving notice from Consultant of a proposed change, Subcontractor shall provide Consultant with a written statement of the estimated staff hours required to complete the change and any proposed price increase or decrease that would result from the proposed change, including justification. Subsequently, upon issuance by Consultant of an amended delivery order, Subcontractor shall proceed in accordance with the change.

2.3 Any personnel assignment by Subcontractor shall be subject to prior approval of Consultant. Subcontractor, at Consultant’s request, shall remove from the work any personnel not performing satisfactorily.

2.4 Consultant’s Project Manager shall be             . Subcontractor shall report to and work under the direction of the Consultant Project Manager or authorized designee.

2.5 Consultant will have final decision-making authority on all Project matters. Decisions in areas related to or impacting Subcontractor will be made in consultation with the appropriate Subcontractor management personnel.

2.5.1 Subcontractor will participate in project meetings and discussions as required by the Consultant Project Manager or when the meeting or discussion addresses areas involving Subcontractor’s work hereunder.

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2.5.2 Subcontractor will discuss all issues, recommendations and decisions related to Project performance, status, or any major issue affecting the Project with the Consultant Project Manager or authorized designee prior to joint Consultant and Subcontractor discussion with Client.

ARTICLE 3

WARRANTIES

3.1 Professional services by Subcontractor hereunder shall be performed in a good and professional manner in accordance with all applicable standards. Work not in compliance with the preceding sentence or work product not accepted pursuant to Article 6 herein shall be reperformed at no additional cost to Consultant. At all times during the performance of the services of Subcontractor, Consultant shall have the right to inspect the work performed by Subcontractor hereunder.

3.2 In addition to the warranties contained in Section 3.1, Subcontractor warrants its Services and Additional Services and the deliverable items incidental to the Services and the Additional Services in the same manner, to the same extent, and for the same period of time (measured from acceptance of the ultimate Prime Contract deliverable items by Client) as Consultant warrants the same to Client under the Contract.

3.3 Subcontractor warrants that no work product delivered under this Agreement or any delivery order will infringe any patent, trademark, copyright or any other proprietary right issued or honored in the United States.

ARTICLE 4

PAYMENT

4.1 For the duration of the Contract, Subcontractor will provide the Services and Additional Services at hourly rates set forth in the Statement of Work which shall be no greater than the rates set forth in Exhibit E to the Alliance Agreement, as updated from time to time, and subject to such marketing discounts as contemplated by the Alliance Agreement.

4.2 Subcontractor further will be reimbursed for all necessary, reasonable and authorized travel and per diem expenses incurred while providing professional services on the Project, provided that such travel and per diem expenses are (1) authorized in advance by the Consultant Project Manager, and (2) do not exceed amounts allowable under Client’s applicable expense reimbursement guidelines in effect at the time such expenses are incurred.

4.2.1 Subcontractor will invoice Consultant bi-weekly for time spent and expenses incurred. Invoices shall indicate the number of hours worked by labor classification and detail of expenses incurred. Proper support for time and expenses shall be provided to Consultant upon request.

4.2.2 Subcontractor shall receive payment on its invoices within 30 days of receipt by Consultant.

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4.2.3 Should Consultant dispute any item(s) on an invoice, Consultant shall deduct the amount of said item(s) from the total and shall make payment of the remainder as set forth above. The amounts and reasons for such disputed item(s) shall be promptly documented to Subcontractor in reasonable detail. Disputed items which are subsequently justified to Consultant’s satisfaction shall be included in the next monthly payment. In the event that Client disputes any item(s) of Subcontractor’s time and/or expenses on an Consultant invoice, Consultant shall withhold the amount of said item(s) from payment on Subcontractor’s next invoice until such item(s) are justified by Subcontractor to Client’s satisfaction.

4.3 Except as provided herein, it is understood that any and all costs and expenses incurred by either party in connection with the Project shall be borne by that party.

ARTICLE 5

CONFIDENTIALITY

5.1 During the course of the Project, each party may be given access to information that (i) relates to the past, present, and future research, development, business activities, products, services, and technical knowledge of the other party or of Client, and (ii) has been identified as confidential (“Confidential Information”). In connection therewith, the following subsections shall apply:

5.1.1 The Confidential Information of the other party or of Client may be used by the receiver only in connection with the Services and Additional Services.

5.1.2 Each party agrees to protect the confidentiality of the Confidential Information of the other and the Confidential Information of Client in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind. Access to the Confidential Information shall be restricted to those of Consultant’s and Client’s personnel with a need to know and engaged in a use permitted hereby.

5.1.3 The Confidential Information may not be copied or reproduced without the discloser’s prior written consent;

5.1.4 All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) completion of the Services and Additional Services or (b) request by the discloser. Consultant may retain, however, subject to the terms of this Section, copies of the Confidential Information required for compliance with its quality assurance requirements.

5.1.5 Nothing in this Agreement shall prohibit or limit either party’s use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without obligation of confidence, (ii) independently developed by it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement.

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5.1.6 In the event either party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the other party or Confidential Information of Client which that party has received from the other, it shall provide prompt notice to the other of such subpoena or other process. The party in receipt of process shall thereafter be entitled to comply with such process to the extent permitted by law.

5.2 Subcontractor’s obligations under this Article 5 shall be binding upon Subcontractor and all of its related entities and shall survive the expiration or termination of this Agreement.

ARTICLE 6

OWNERSHIP AND ACCEPTANCE

6.1 Consultant shall have full ownership of deliverables and work product (of whatever nature) developed or contributed to by Subcontractor, in connection with the Project (“Project Work”), excluding, however, any source or reference materials, computer programs, documentation and similar information proprietary to Subcontractor that are used to produce Project Work (“Source Materials”). No Source Material shall be incorporated into any Project Work except as Consultant expressly agrees in advance, and in such event Subcontractor hereby grants to Consultant a paid-up, non-exclusive, worldwide unlimited license to use, copy, and redistribute such Source Material in connection with the Project Work. All Project Work is work made for hire on behalf of Consultant, and Subcontractor hereby assigns to Consultant all of its right, title and interest in and to the Project Work, including but not limited to all copyrights and patent rights. To the extent required for Consultant’s performance of the Prime Contract, Subcontractor shall deliver any Source Material to Consultant upon request and hereby grants to Consultant a perpetual, worldwide, and royalty-free license to use the Source Materials in connection with the Project Work and to sublicense and deliver the Source Materials in connection with the Project Work to Client.

6.2 Acceptance of Subcontractor’s Services and work product shall be contingent upon Client’s acceptance of Consultant’s work product to which Subcontractor’s Services have contributed or into which Subcontractor’s work product has been incorporated. If the Prime Contract does not contain an acceptance standard, then deliverables not rejected by Consultant or the Client within ten (10) business days after delivery shall be deemed accepted.

ARTICLE 7

TERMINATION

7.1 This Agreement and all delivery orders shall terminate automatically if Client disapproves the selection of Subcontractor or disqualifies Subcontractor for any reason.

7.2 Consultant may terminate this Agreement or any delivery order:

(1) for its convenience upon written notice to Subcontractor; or

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(2) upon termination of the Contract or any delivery order by Client for any reason.

In the event of such termination, Consultant shall pay Subcontractor for satisfactory services performed and expenses incurred prior to the date of such termination, subject to Article 4 above.

7.3 Consultant may terminate this Agreement in the event Subcontractor breaches any of its obligations hereunder and does not cure such breach within twenty (20) days of receipt of notice from Consultant.

7.4 Upon termination of this Agreement or any delivery order for any reason, and subject to the payment of all outstanding Subcontractor invoices for services performed, Subcontractor shall deliver to Consultant all work in process, drafts, and other materials developed in connection with the Project. Upon termination pursuant to Articles 7.1 or 7.3 above, Subcontractor further shall deliver to Consultant any other materials, documentation or information necessary for Consultant to complete, or have completed, the work to be performed hereunder by Subcontractor. Termination of this Agreement shall not relieve Consultant of any of its continuing obligations under the Alliance Agreement, including, without limitation, those set forth in Articles 2 and 8 thereof.

ARTICLE 8

COMPLIANCE WITH L AWS

Subcontractor shall comply with all applicable Federal, state, county, and local laws, ordinances, regulations, and codes in the performance herewith including the procurement of any necessary permits and licenses.

ARTICLE 9

INSURANCE

Subcontractor will provide the insurance coverage indicated in Exhibit B at its own expense, such insurance to remain in effect until completion of all work specified to be performed under this Agreement.

ARTICLE 10

INDEMNITY

10.1 Subject to the Article 11 hereof, Subcontractor shall indemnify and hold harmless Consultant, its partners, agents, and employees from all liability or expense (including but not limited to reasonable attorney fees and costs of investigation and defense) resulting from (a) bodily injury to any person (including injury resulting in death) or damage to property arising out of the performance of this Agreement, provided such injury or property damage is due or claimed to be due to the negligence or willful misconduct of Subcontractor, its employees, agents, or subcontractors and occurs without negligence or willful misconduct on the part of

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Consultant or any of its employees, (b) any action taken by or on behalf of Subcontractor which is not permitted by or pursuant to the terms of this Agreement, or (c) any act or omission constituting gross negligence or willful misconduct or breach of fiduciary duty by any officer, director, agent or employee of Subcontractor in connection with Subcontractor’s performance under this Agreement.

10.2 Subject to Article 11 hereof, if, as a result of any default or breach of this Agreement by Subcontractor or other action or failure to act (material or otherwise) by Subcontractor, Client terminates the Prime Contract for default or Consultant becomes obligated to pay damages (including but not limited to liquidated damages or credits under the Prime Contract) to Client or becomes subject to a price reduction by Client, then in any such event Subcontractor shall indemnify and save Consultant harmless from all assessments, costs, damages, and/or price reductions, plus reasonable attorney fees and costs of investigation and defense.

10.3 Neither Client nor Consultant shall become, by reason of the Prime Contract or this Agreement or in performing its obligations or exercising its rights under the Prime Contract or this Agreement, a bailee with respect to any property of Subcontractor. Subcontractor shall be solely responsible for loss or damage to any of its property and resulting loss of use or business interruption or extra expense. Subcontractor waives recourse for any loss or damage to its property caused by Client or Consultant.

ARTICLE 11

LIMIT OF LIABILITY

11.1 If Subcontractor or any of its affiliates, or any of their respective officers, directors, employees, agents, subcontractors or shareholders, is ever liable to Consultant for one or more breaches, disputes, controversies or claims arising under or in connection with Services or Additional Services provided hereunder (whether any such breach, dispute, controversy or claim is based upon contract, tort, statute, equity or any other legal theory), except for claims for personal injury arising out of Subcontractor’s willful misconduct or negligence and/or Subcontractor’s infringement of a third party intellectual property rights, then, (i) the cumulative amount of all damages and penalties, if any, recoverable by Consultant for all such breaches, disputes, controversies and claims will not exceed, in the aggregate, the limitation of liability amounts set forth in the Prime Contract (which shall not be greater than the amount of fees paid to Subcontractor in connection with the Project), (ii) recovery of such amount as limited hereby will be Consultant’s sole and exclusive remedy, and (iii) Consultant releases Subcontractor and its affiliates, and their respective officers, directors, employees, agents, subcontractors and shareholders, from any liability in excess of such amount. In the event Consultant or any of its affiliates, or any of their respective officers, directors, employees, agents, subcontractors or shareholders, is ever liable to Subcontractor for one or more breaches, then, (i) the cumulative amount of all damages and penalties, if any, recoverable by Subcontractor for all such breaches, disputes, controversies and claims will not exceed, in the aggregate, the amounts set forth in Article 14 of the Alliance Agreement, (ii) recovery of such amount as limited hereby will be Subcontractor’s sole and exclusive remedy, and (iii) Subcontractor releases Consultant and its affiliates, and their respective officers, directors, employees, agents, subcontractors and

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shareholders, from any liability, disputes, controversies or claims arising under or in connection with Services or Additional Services provided hereunder (whether any such breach, dispute, controversy or claim is based upon contract, tort, statute, equity or any other legal theory).

11.2 IN NO EVENT WILL SUBCONTRACTOR OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS OR SUBCONTRACTORS, BE LIABLE TO CONSULTANT OR ANY OTHER PERSON FOR (I) ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUBCONTRACTOR OR SUCH OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (II) PUNITIVE DAMAGES, LOSS OF ANTICIPATED PROFITS, SAVINGS OR BUSINESS, LOSS OF COMMERCIAL REPUTATION OR OTHER ECONOMIC LOSS, OR (III) DAMAGES THAT COULD HAVE BEEN AVOIDED, USING REASONABLE DILIGENCE. IN NO EVENT WILL CONSULTANT OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SHAREHOLDERS, BE LIABLE TO SUBCONTRACTOR OR ANY OTHER PERSON FOR (I) ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF CONSULTANT OR SUCH OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (II) PUNITIVE DAMAGES, LOSS OF ANTICIPATED PROFITS, SAVINGS OR BUSINESS, LOSS OF COMMERCIAL REPUTATION OR OTHER ECONOMIC LOSS, OR (III) DAMAGES THAT COULD HAVE BEEN AVOIDED, USING REASONABLE DILIGENCE.

ARTICLE 12

EXCUSABLE DELAY

Neither party shall be liable for any delay or failure in performance hereunder arising out of causes beyond its control and without its negligence or fault. Subcontractor, in the event of such a cause, shall notify Consultant immediately in writing of its delay or failure in performance, describing the cause and its effect upon Subcontractor’s performance and the anticipated duration of the inability to perform.

ARTICLE 13

BOOKS AND RECORDS

13.1 At all times during the term of this Agreement, Subcontractor shall maintain a complete and accurate set of files, records, books, papers and accounts (“Records”) of all business activities and operations conducted by Subcontractor in connection with Subcontractor’s performance under this Agreement. Subcontractor shall make such Records available to Consultant upon request. All accounts required under this Agreement shall be maintained and prepared in accordance with generally accepted accounting principles and in the formats which Consultant may direct.

13.2 Unless otherwise directed by Consultant, Subcontractor shall maintain all Records pertaining to its performance under this Agreement for a period of not less than three years after

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the date of termination or expiration of this Agreement. At all times during the term of this Agreement and during the three year period following the expiration or termination of this Agreement, subject to its receipt of written notice twenty days in advance, Subcontractor shall make available Records related to its performance under this Agreement to Client for inspection, audit and copying, if requested, at Subcontractor’s Miami, Florida offices during normal business hours. Consultant and client shall be limited to one such inspection, audit or copying exercise per year, per Client project. Subcontractor shall, at its reasonable discretion, limit the access of Client or its duly authorized agents, representatives or employees to the records relevant to the Project work that is the subject of the inspection or audit when they seek to perform such inspection or audit of Subcontractor’s Records. When requested by Consultant, but in any event not later than the end of the three year period following expiration or termination of this Agreement, Subcontractor shall deliver such Records to Client or Client’s designee at Subcontractor’s sole expense. Subcontractor may at its own expense make and maintain copies of Records for its files, subject to Subcontractor’s obligation to maintain the confidentiality of all Confidential Information of Client in accordance with Article 5 herein. Further, a duly authorized representative of Client shall, until three years after final payment under this Agreement, have access to and the right to examine and copy any directly related Records or other recorded information, and to examine any property within Subcontractor’s possession or control, involving transactions related to this Agreement. Such access for Records relating to (1) litigation or settlement of claims arising from the performance of this Agreement, or (2) costs and expenses of this Agreement to which Client’s duly authorized representative has taken exception shall continue until such appeals, litigation, claims, or exceptions are disposed of. Subcontractor shall notify Consultant in writing of its receipt of a request from Client to examine or obtain copies of Subcontractor’s Records within five days of receiving such request.

ARTICLE 14

GOVERNING LAW

All questions arising under or in connection with this Agreement shall be governed and determined by the law applicable to the Prime Contract; provided, however, that where the law applicable to the Prime Contract does not provide the rules for determining the particular question, the law of the State of Illinois shall apply.

ARTICLE 15

INDEPENDENT CONTRACTOR

It is understood that in connection herewith, Subcontractor shall be acting as an independent contractor. The partners, employees, officers and agents of one party, in the performance of this Agreement, shall act only in the capacity of representatives of that party and not as employees, officers or agents of the other party and will not be deemed for any purpose to be employees of the other. Subcontractor assumes full responsibility for the actions of its personnel while they are performing services pursuant to this Agreement and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers compensation, disability benefits and

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the like. Neither party shall commit, nor be authorized to commit or bind, the other party in any manner.

ARTICLE 16

FURTHER ASSURANCES

Subcontractor hereby agrees to execute such further documents as Consultant and/or Client may reasonably require in connection with the award or performance of this Agreement.

ARTICLE 17

DISPUTES

Subcontractor hereby agrees to be bound to Consultant to the same extent that Consultant is bound to Client, under the terms of the Prime Contract. Subcontractor agrees to seek recourse solely against Consultant, and not against Client in any of its capacities, for any claim arising under this Agreement.

ARTICLE 18

PRIME CONTRACT REQUIREMENTS APPLICABLE

Subcontractor shall take all reasonable and necessary steps to enable Consultant to comply with the Prime Contract. Notwithstanding any other provision to the contrary, all work and/or deliverable items shall be produced and performed strictly in accordance with the provisions of the Prime Contract set forth in Exhibit A, which by this reference are incorporated herein and made a part hereof as if fully set forth. As incorporated into this Agreement, the designations [“State”/”Owner”/”Company”/etc.—as applicable, depending on how Client is designated in the Prime Contract] and “Contractor” shall be deemed to mean Consultant and Subcontractor, respectively. In determining where such substitutions are or are not required by the context of the particular clause or provision in question, the interpretation will be adopted which best preserves the parties’ mutual intention that their respective rights and obligations as between each other are to be coextensive with and equivalent to the rights and obligations existing as between Client and Consultant. If any Prime Contract clause or other provision incorporated herein refers specifically to another provision as governing subcontract arrangements under the Prime Contract, then such other provision also is incorporated herein by reference and Subcontractor and all lower-tier subcontractors shall be required to comply with its terms.

ARTICLE 19

TERM

The term of this Agreement shall be from the date of award hereof through ______________ unless sooner terminated pursuant to the terms hereof.

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ARTICLE 20

NOTICES

Any notices required to be delivered by one party or another under or in connection with this Agreement shall be deemed sufficiently given if actually received or if sent by certified mail, return receipt requested, to the attention of the individual signing this Agreement for the party to which the notice is directed, at the address indicated below:

If to Consultant:	Accenture LLP
Attn: Michael R. Sutcliff
133 Peachtree Street, N.E.,
Suite 2600
Atlanta, Georgia 30303

If to Subcontractor:	Answerthink, Inc.
1001 Brickell Bay Drive, Suite 3000
Miami, FL 33131
Attn: Ted A. Fernandez, CEO

ARTICLE 21

PUBLICITY

Subcontractor shall not issue or sponsor any advertising or publicity that states or implies, either directly or indirectly, that Consultant or Client endorses, recommends or prefers Subcontractor’s Services. Subcontractor shall not use Client’s logo in any fashion without Client’s prior written approval.

ARTICLE 22

SURVIVAL

The following Articles shall survive the termination or expiration of this Agreement: Articles 5, 6, 10, 11 and 13.

ARTICLE 23

ENTIRE DOCUMENT

This Agreement, the attachments hereto and the Alliance Agreement, constitutes the entire agreement between the parties with respect to the subject matter and supersedes any previous understandings, representations, commitments or agreements, oral or written. No provision of this Agreement may be waived except by a writing signed by the party to be charged nor may this Agreement be amended except by a writing executed by both parties. If any provision, or portion thereof, of this Agreement is, or becomes, invalid under any applicable

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statute or rule of law, it is to be deemed stricken and the rest of this Agreement shall remain in full force and effect.

EACH INTENDING TO BE BOUND TO THE OTHER, Consultant and Subcontractor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ACCENTURE LLP

By:
[Signature]

[Printed name]

[Title]

[Date]

ANSWERTHINK, INC.

By:
[Signature]

[Printed name]

[Title]

[Date]

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MASTER SUBCONTRACT AGREEMENT

Exhibit A

PRIME CONTRACT FLOW-DOWNS

[The relevant portions of the prime contract, i.e., those that are to be flowed down to the subcontractor, are to be set forth here.]

A1

MASTER SUBCONTRACT AGREEMENT

Exhibit B

INSURANCE REQUIREMENTS

(a)	Fidelity bond coverage in the amount of at least $ , with a responsible surety company with respect to all of Subcontractor’s employees as may be necessary to protect against losses, including, without limitation, those arising from theft, embezzlement, fraud, or misplacement of funds, money, or documents. Coverage must extend to any losses incurred by Consultant and Client due to theft, embezzlement, or fraud by Subcontractor or Subcontractor’s employees. Subcontractor shall notify Consultant and Client in writing within five (5) days of filing a claim under such coverage and to assign to Consultant and/or Client, as the case may be, the proceeds of such coverage allocable to losses suffered with respect to the property of the Consultant or Client.

(b)	Errors and omissions insurance coverage in the amount of at least $ covering Subcontractor and its employees issued by a responsible insurance company reasonably acceptable to Consultant. If insurance is on a claims made basis, coverage must be in place for a minimum of three (3) years beyond the termination of this contract.

(c)	Minimum Limits Required to protect the interests of Subcontractor and Consultant in connection with the performance of this agreement:

Automobile Liability	$1,000,000	Each Occurrence

Workers’ Compensation	Statutory

Employer’s Liability	$500,000	Each Accident
	$500,000	Disease Policy Limit
	$500,000	Disease Each Employee

General Liability	$1,000,000	Each Occurrence
	$2,000,000	General Aggregate
	$1,000,000	Products/Completed Operations Aggregate

Umbrella Liability	$5,000,000	Each Occurrence
	$5,000,000	Aggregate

(d)	Other Requirements:

(i)	A certificate of insurance for the general liability and the automobile liability coverages shall be issued by the Subcontractor containing the following language:

B1

“Accenture, for the benefit of itself and its affiliated entities and their respective officers, partners, directors, employees, representatives and agents, and [the Client] are named as additional insureds. Such coverages are primary, non-contributing and contain waivers of subrogation against any coverage held by Consultant and Client.”

(ii)	The workers’ compensation policy shall contain a waiver of subrogation clause.

(iii)	The insurance carriers must have an A.M. Best rating of at least B+VI, or the equivalent for insurers based outside the U.S. and Canada, and the policies will not contain any non-standard exclusions.

(iv)	Within 10 days of execution of this Agreement, Subcontractor shall furnish certificates, satisfactory to Consultant and Client as to contents and carriers, of such insurance which must contain the following provisions:

(A)	30 days advance written notice of cancellation, termination, non-renewal, or material change must be sent to Consultant and Client via registered mail.

(B)	Endorsement providing that such insurance is primary insurance and over any coverage held by Consultant and Client.

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MASTER SUBCONTRACT AGREEMENT

Exhibit C

STATEMENT OF WORK

Client Engagement:

Name of Project:

Professional Services to be Provided by Subcontractor:

Classification of Personnel to be Provided by Subcontractor:

Hourly Rates of Subcontractor Professionals:

C1

EXHIBIT C

CLIENT OPPORTUNITY REGISTRATION FORM

Client Opportunity Registration Form

The terms of the Joint Marketing and Alliance Agreement by and among Answerthink, Inc., a Florida corporation, with offices at 1001 Brickell Bay, Suite 3000, Miami, Florida 33131 (“Answerthink”), The Hackett Group, Inc., an Ohio corporation and a wholly-owned subsidiary of Answerthink (“Hackett”) and Accenture LLP, an Illinois general partnership registered as a limited liability partnership, with an office at 100 Peachtree Street, NE, Suite 1300, Atlanta, Georgia 30303 (“Accenture”) dated as of October 7, 2003, (“Agreement”) will apply unless otherwise noted herein. This Client Opportunity Registration Form is being used pursuant to Article 2 of the Agreement and sets forth a proposal for a new proposed Alliance Client Opportunity.

Client Registration
Date

Client Name
Client Address
Client Industry Group

Opportunity Name
Opportunity Description

Proposal Type	Answerthink proposal to Accenture (25% of positions)
Accenture proposal to Answerthink (15% of positions)

Contact Details	Name	Phone	EMail
Accenture
Alliance Services Director
Client Partner
Project Manager

Answerthink
Alliance Services Director
Account Manager

Approvals	Proposing Party	Receiving Party	Approved/Rejected
By
Name
Title
Date

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EXHIBIT D

SKILL LEVELS

Accenture Position	Skill Description	Answerthink Position
Partner	Practice leader with profit and loss responsibility capable of selling, shaping, and managing multiple work streams to solve complex client engagements and build future business capabilities in the domain. Responsible for attracting, developing, and retaining professionals at all levels. Maintains CFO-level client relationships and represents the practice in external communications and negotiations.	Managing Director

Associate Partner	Practice leader responsible for deep subject matter expertise, complex engagement management, and large scale project management assignments.	Senior Director

Senior Manager	Skilled professional with 3-5 years of manager experience. Capable of independently leading client assignments, selling follow-on work, and solving complex problems with a team of professionals from multiple skill domains.	Director

Manager	Skilled professional with 5+ years of professional consulting or industry experience. Capable of independently structuring, planning, staffing, and managing work products. Directs teams of younger professionals to deliver high quality results and brings deep subject matter expertise to client assignments.	Manager

Senior Consultant	Skilled professional with 3+ years of professional consulting or industry experience. Capable of independently managing work products and dealing with client personnel to solve problems.	Senior Consultant

Consultant	Skilled professional with 2+ years of professional consulting or industry experience. Capable of operating independently with knowledge of common methods and tools.	Consultant

Analyst	College graduate with 1-2 years professional experience. Relevant skills in finance, accounting, or performance management process, systems, and organization design.	(none)

*****Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.*****

EXHIBIT E

RATE CARD

Answerthink Position	2003 Calendar Year Rate to Accenture	Skill Description

Managing Director	$***** per hour	Practice leader with profit and loss responsibility capable of selling, shaping, and managing multiple work streams to solve complex client engagements and build future business capabilities in the domain. Responsible for attracting, developing, and retaining professionals at all levels. Maintains CFO-level client relationships and represents the practice in external communications and negotiations.

Senior Director	$***** per hour	Practice leader responsible for deep subject matter expertise, complex engagement management, and large scale project management assignments.

Director	$***** per hour	Skilled professional with 3-5 years of manager experience. Capable of independently leading client assignments, selling follow-on work, and solving complex problems with a team of professionals from multiple skill domains.

Manager	$***** per hour	Skilled professional with 5+ years of professional consulting or industry experience. Capable of independently structuring, planning, staffing, and managing work products. Directs teams of younger professionals to deliver high quality results and brings deep subject matter expertise to client assignments.

Senior Consultant	$***** per hour	Skilled professional with 3+ years of professional consulting or industry experience. Capable of independently managing work products and dealing with client personnel to solve problems.

Consultant	$***** per hour	Skilled professional with 2+ years of professional consulting or industry experience. Capable of operating independently with knowledge of common methods and tools.

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EXHIBIT F

OTHER RELATIONSHIPS

Accenture has alliance relationships with major software vendors such as SAP, Oracle, PeopleSoft, Lawson/IBM, Business Objects, Cognos, Hyperion, and Kalido which include a range of business development, product development, and client engagement activities. These activities may include sub-contractor relationships on specific client engagements which would prevent or reduce Answerthink from participating as a preferred sub-contractor as described in Section 2.2.3.

Answerthink has alliance relationships with major software vendors such as SAP, Oracle, PeopleSoft, Lawson/IBM, Business Objects, Cognos, Kronos, Hyperion and Kalido which include a range of business development, product development, and client engagement activities.

Answerthink is party to a License Agreement for Data whereby Answerthink provides refreshed summary level metrics data to Exult, Inc. on an annual basis through 2007.

Answerthink has agreed in principle with Hewlett-Packard to allow Hewlett-Packard to market Hackett’s information technology benchmark product in Germany on a non-exclusive basis for a twelve-month period beginning on or about October 1, 2003.

Answerthink is party to a Development and Support Agreement with Stern Stewart and Company whereby the parties have developed the Shareholder Alignment Index and have continuing mutual obligations to provide sales and technical support for that product through April 2004.

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EXHIBIT G

PRINCIPAL ACCENTURE COMPETITORS

International Business Machines Corporation

Electronic Data Systems Corporation

Affiliated Computer Services Inc.

Exult, Inc.

Deloitte Consulting

Booz Allen Hamilton Inc.

BearingPoint, Inc.

Cap Gemini Ernst &Young

Hewlett Packard Company

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